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                                   Exhibit 21
                                   __________


                           USLIFE Corporation

                          LIST OF SUBSIDIARIES

                                                               Percentage
                                                               of Ownership
                                                               by Registrant
                                                               _____________

USLIFE Corporation (Registrant).............................

The United States Life Insurance Company in the
  City of New York (New York)  (1)..........................        100

All American Life Insurance Company
  (Illinois)  (1)...........................................        100

The Old Line Life Insurance Company of America
  (Wisconsin)  (1)..........................................        100

Security of America Life Insurance Company
  (Pennsylvania)  (1).......................................        100

USLIFE Credit Life Insurance Company
  (Illinois)  (1)...........................................        100

USLIFE Advisers, Inc. (New York)  (1).......................        100

USLIFE Agency Services, Inc. (Illinois)  (1)................        100

USLIFE Equity Sales Corp. (Delaware)  (1)...................        100

USLIFE Insurance Services Corporation (Texas)  (1)..........        100

USLIFE Realty Corporation (Texas)  (1)......................        100

USLIFE Real Estate Services Corporation (Texas)  (1)........        100  (2)

USLIFE Systems Corporation (Delaware)  (1)..................        100

      The foregoing list of subsidiaries does not include subsidiaries of USLIFE or subsidiaries of subsidiaries of USLIFE which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

(1)  Included in USLIFE's consolidated financial statements.

(2)  Wholly-owned subsidiary of USLIFE Realty Corporation.